Exhibit 99.1

On Thursday, April 6, 2017 at 5:13 PM ET

GlyEco Reports Fourth Quarter 2016 Results

Quarter and Full Year Positive Gross Margin

Adjusted Revenues Increased 8% for the Quarter

ROCK HILL, SC / ACCESSWIRE / April 6, 2017 / GlyEco, Inc. ("GlyEco" or the "Company") (OTC PINK: GLYE), a leading specialty chemical company, announced today the following financial results for the quarter and year ended December 31, 2016:

	Quarter ended December 31,
	2016	2015
Sales, net	$1,445,346	$1,838,176
Gross profit (loss)	$130,793	$(358,265)
Total operating expenses	$775,702	$9,258,092
Loss from operations	$(644,909)	$(9,616,357)
Net income (loss)	$283,417	$(9,662,014)
Adjusted EBITDA	$(423,243)	$(9,341,438)

	Year ended December 31,
	2016	2015
Sales, net	$5,591,087	$7,364,452
Gross profit (loss)	$308,033	$(803,389)
Total operating expenses	$3,492,475	$11,477,791
Loss from operations	$(3,184,442)	$(12,281,180)
Net loss	$(2,264,560)	$(12,452,260)
Adjusted EBITDA	$(1,836,531)	$(10,600,569)

"The Company's financial performance for the quarter ended December 31, 2016, was, by several financial measures, one of our best quarters of 2016 and a significant improvement over the fourth quarter of 2015," said Ian Rhodes, GlyEco's President and Chief Executive Officer. "The WEBA, RS&T and Dow asset acquisitions in December 2016 capped off a year of meaningful progress and have given us significant momentum for 2017 and beyond."

Fourth Quarter of 2016 Highlights

•	Positive gross margin of $131,000 for the three months ended December 31, 2016, compared to a negative gross margin of $358,000 for the three months ended December 31, 2015.
•	Increased Revenues (excluding revenues related to our Elizabeth, NJ facility) by $104,000 or 8%, from $1.26 million for the three months ended December 31, 2015, to $1.36 million for the three months ended December 31, 2016.

•	Operating loss of $645,000 for the three months ended December 31, 2016, compared to $9.6 million for the three months ended December 31, 2015. 2015 included an impairment loss, primarily related to exiting the New Jersey facility, of $8.6 million.
•	Adjusted EBITDA of negative $423,000 for the three months ended December 31, 2016, compared to negative $9.3 million for the three months ended December 31, 2015. 2015 included an impairment loss, primarily related to exiting the New Jersey facility, of $8.6 million.
•	Completed the previously announced acquisitions of WEBA Technology Corp, Recovery Solutions & Technologies Inc. and certain assets from The Dow Chemical Company.
•	Average monthly distillation production was 67,000 gallons for the three months ended December 31, 2016, the highest quarterly average for 2016 and a significant increase from an average monthly distillation production of 44,000 gallons for the three months ended March 31, 2016.
•	Cash of $1.4 million at December 31, 2016.

Fourth Quarter of 2016 Financial Review

The Company's sales were $1.45 million for the quarter ended December 31, 2016, compared to $1.84 million for the quarter ended December 31, 2015, a decrease of $393,000, or 21%. The decrease in sales was due to the impact of the closure of our former New Jersey processing center in 2015, partially offset by the addition of new customers.

The Company realized a gross profit of $131,000 for the quarter ended December 31, 2016, compared to a gross loss of $358,000 for the quarter ended December 31, 2015, as cost of goods sold decreased primarily as a result of the closure of the New Jersey processing facility in December 2015 and year over year improvements in operations; in particular, production improvements.

The Company reported an operating loss of $645,000 for the quarter ended December 31, 2016, compared to a $9.6 million operating loss for the quarter ended December 31, 2015. 2015 included an impairment loss, primarily related to exiting the New Jersey facility, of $8.6 million. Excluding the $8.6 million impairment loss, the operating loss for the quarter decreased approximately $338,000 as the improvement in gross margin was partially offset by increased operating expenses related to salaries and wages and general and administrative expenses as the Company built out its in house technical resources and ramped up its sales efforts.

The Company reported net income of $283,000 for the quarter ended December 31, 2016, compared to a net loss of $9.7 million for the quarter ended December 31, 2015. 2016 includes an income tax benefit of $1.0 million related to the WEBA acquisition. 2015 included an impairment loss, primarily related to exiting the New Jersey facility, of $8.6 million.

The Company reported adjusted EBITDA of negative $423,000 for the three months ended December 31, 2016, compared to negative $9.3 million for the three months ended December 31, 2015. 2015 included an impairment loss, primarily related to exiting the New Jersey facility, of $8.6 million.

Full Year of 2016 Financial Review

The Company's sales were $5.59 million for 2016, compared to $7.36 million for 2015, a decrease of $1.77 million, or 24%. The decrease in sales was due to the impact of the closure of our former Elizabeth, New Jersey processing center in 2015, partially offset by the addition of new customers.

The Company realized a gross profit of $308,000 for 2016, compared to a gross loss of $803,000 for 2015, as cost of goods sold decreased primarily as a result of the closure of our Elizabeth, New Jersey processing facility in December 2015 and year over year improvements in operations, which are primarily attributable to significant production improvements.

The Company reported an operating loss of $3.18 million for 2016, compared to a $12.28 million operating loss for 2015. 2015 included an impairment loss, primarily related to exiting the New Jersey, of $8.6 million. Excluding the $8.6 million impairment loss, the operating loss for the year decreased approximately $463,000 as the improvement in gross margin was partially offset by increased operating expenses related to salaries and wages and general and administrative expenses as the Company built out its in house technical resources and ramped up its sales efforts and incurred approximately $500,000 of costs in the first half of 2016 related to the wind down of the NJ facility.

The Company reported a net loss of $2.26 million for 2016, compared to $12.45 million for 2015. 2016 includes an income tax benefit of $1.0 million related to the WEBA acquisition. 2015 included an impairment loss, primarily related to exiting the New Jersey facility, of $8.6 million.

The Company reported adjusted EBITDA of negative $1.84 million for 2016, compared to negative $10.6 million for 2015. 2015 included an impairment loss, primarily related to exiting the New Jersey facility, of $8.6 million.

Business Update

We made good progress in the fourth quarter of 2016 in several areas; most notably sustaining higher levels of production across our facilities. These production gains had a direct and visible impact on our fourth quarter and full year 2016 results. These gains were the result of thoughtful capital expenditures and the hard work of our entire operations team.

We also made significant progress in advancing our quality assurance program with a collaborative effort between our operations team and our technical resources personnel. Producing high quality products - every batch and every day - is key to the success of our business, and having a quality assurance program that supports us in producing high quality products is important. We are very proud of the products we produce and the people that make them.

We launched an aggressive sales effort in the fourth quarter of 2016. This would not have been possible without the great people of our company, including our customer service team, that provide our customers with best-in- class customer service each and every day. Our sales efforts are just getting started, but we are excited about the opportunities for growth.

Finally, we closed 2016 with several transactions - the acquisitions of WEBA, RS&T and certain Dow assets - that we expect will have a significant positive impact in 2017 and beyond.

About GlyEco, Inc.

GlyEco is a leading specialty chemical company, leveraging technology and innovation to focus on vertically integrated, eco-friendly manufacturing, customer service and distribution solutions. Our eight facilities, including the recently acquired 14-20 million gallons per year ASTM E1177 EG-1 glycol re-distillation plant in West Virginia, deliver superior quality glycol products that meet or exceed ASTM quality standards, including a wide spectrum of ready to use antifreezes and additive packages for antifreeze/coolant, gas patch coolants and heat transfer fluid industries throughout North America. Our team's extensive experience in the chemical field, including direct experience with reclamation of all types of glycols, gives us the ability to process a wide range of feedstock streams, formulate and produce unique products and maintain an outstanding reputation in our markets.

For further information, please visit: http://www.glyeco.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words "believe," "anticipate," "expect," "intend," "estimate," and similar expressions. All statements in this document regarding the future outlook related to GlyEco, Inc. are forward-looking statements. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including the risk that the future data will not be as favorable as the initial results. Additional uncertainties and risks are described in our most recent Annual Report on Form 10-K. For a more detailed discussion of factors that affect GlyEco's operations, please refer our filings with the Securities and Exchange Commission ("SEC"). Copies of these filings are available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof, and GlyEco undertakes no obligation to update this forward-looking information.

Contact:

GlyEco, Inc.

Ian Rhodes

President and Chief Executive Officer

irhodes@glyeco.com

866-960-1539

GLYECO, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2016 and 2015

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets
Cash	$1,413,999	$1,276,687
Cash – restricted	76,552	-
Accounts receivable, net	1,096,713	807,906
Prepaid expenses and other current assets	340,899	95,775
Inventories	644,522	380,789
Total current assets	3,572,685	2,561,157
Property, plant and equipment, net	3,657,839	1,279,057
Other Assets
Deposits	387,035	26,688
Goodwill	3,693,083	835,295
Other intangibles, net	2,794,204	169,533
Total other assets, net	6,874,322	1,031,516
Total assets	$14,104,846	$4,871,730
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$961,010	$1,522,037
Due to related parties	6,191	34,405
Contingent acquisition consideration	1,821,575	-
Notes payable – current portion, net of debt discount	2,541,178	117,972
Capital lease obligations – current portion	6,838	9,752
Total current liabilities	5,336,792	1,684,166
Non-Current Liabilities
Notes payable – non-current portion	2,963,640	-
Capital lease obligations – non-current portion	3,371	10,211
Total non-current liabilities	2,967,011	10,211
Total liabilities	8,303,803	1,694,377
Commitments and Contingencies
Stockholders' Equity
Preferred stock: 40,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding as of December 31, 2016 and 2015	-	-
Common Stock: 300,000,000 shares authorized; $0.0001 par value; 126,156,189 and 72,472,412 shares issued and outstanding as of December 31, 2016 and 2015, respectively	12,616	7,248
Additional paid-in capital	42,603,490	37,720,608
Accumulated deficit	(36,815,063)	(34,550,503)
Total stockholders' equity	5,801,043	3,177,353
Total liabilities and stockholders' equity	$14,104,846	$4,871,730

GLYECO, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the years ended December 31, 2016 and 2015

	Years Ended December 31,
	2016	2015
Net sales	$5,591,087	$7,364,452
Cost of goods sold	5,283,054	8,167,841
Gross profit (loss)	308,033	(803,389)
Operating expenses:
Consulting fees	129,752	324,947
Share-based compensation	1,064,086	887,173
Salaries and wages	1,094,465	549,578
Legal and professional	274,824	300,350
General and administrative	929,348	781,982
Impairment loss	-	8,633,761
Total operating expenses	3,492,475	11,477,791
Loss from operations	(3,184,442)	(12,281,180)
Other (income) and expense:
Interest income	(372)	(231)
Interest expense	25,876	160,937
Loss on sale of equipment, net	89,666	-
Gain on settlement of note payable	(15,000)	-
Total other expense, net	100,170	160,706
Loss before provision for income taxes	(3,284,612)	(12,441,886)
(Benefit) provision for income taxes	(1,020,052)	10,374
Net loss	$(2,264,560)	$(12,452,260)
Basic and diluted net loss per share	$(0.02)	$(0.18)
Weighted average common shares outstanding (basic and diluted)	109,553,834	69,113,112

GLYECO, INC. AND SUBSIDIARIES

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization

(non-GAAP)

For the years ended December 31, 2016 and 2015

	As Reported
	Years Ended December 31,
	2016	2015
Net loss	$(2,264,560)	$(12,452,260)
Interest expense, net	25,504	160,706
Income tax (benefit) expense	(1,020,052)	10,374
Depreciation and amortization	358,491	793,438
Share-based compensation	1,064,086	887,173
Adjusted EBITDA	$(1,836,531)	$(10,600,569)

Presented above is the non-GAAP financial measure representing earnings before interest, taxes, depreciation, amortization and stock compensation (which we refer to as "Adjusted EBITDA") and the reconciliations of Adjusted EBITDA to net loss. Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income (loss) and cash flows from operations calculated in accordance with GAAP.

Adjusted EBITDA is used by our management as an additional measure of our Company's performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in our Company's financial results that may not be shown solely by period-to-period comparisons of net income (loss) and cash flows from operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to many of our employees in order to evaluate our Company's performance. Further, we believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results and helps investors make comparisons between our company and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in net income (loss), as well as trends in those items.

SOURCE: GlyEco, Inc.